SCHEDULE 14A INFORMATION

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Wellman, Inc.

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WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 18, 2004
Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey
9:00 AM, Eastern Daylight Time

To the Stockholders of

Wellman, Inc.

You are cordially invited to attend the 2004 Annual Meeting of the Stockholders of Wellman, Inc. Stockholders will vote on the following matters:

•	Election of our Board of Directors;

•	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors to examine the financial statements of Wellman, Inc. for the fiscal year 2004;

•	Ratification of the adoption of the Wellman, Inc. Restricted Stock Plan, effective June 1, 2004; and

•	Any other matters properly brought before the meeting.

Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.

Our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2003, is also enclosed.

Sincerely yours,

DAVID K. DUFFELL
Secretary

April 13, 2004

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

PROXY STATEMENT

This Proxy Statement and an accompanying proxy card are being mailed, beginning April 20, 2004, to owners of shares of Wellman, Inc. Common Stock and Preferred Stock in connection with the solicitation of proxies by the Board of Directors for the 2004 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Wellman, Inc. stockholders, many of whom live throughout the United States and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

I.     GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to our Secretary, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If your proxy is properly executed but no directions are given, your shares will be voted as recommended by the Board of Directors.

Who can vote? Holders of Common Stock and Preferred Stock as of the close of business on March 31, 2004 are entitled to vote. On that day, approximately 31,889,147 shares of Common Stock and 11,202,143 shares of Preferred Stock were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on the election of seven of the nine nominees for director and on each other matter presented at the Annual Meeting. The holders of the Preferred Stock are entitled to one vote per share on the election of the other two nominees for director and are entitled to vote with the Common Stock on an as-converted basis on each other matter presented at the Annual Meeting. All the Preferred Stock was issued on June 27, 2003, and is held by Warburg Pincus Private Equity VIII, L.P.

The nominees for director that each class of stock is entitled to vote on are set forth below:

Common Stock	Preferred Stock

Thomas M. Duff	David A. Barr
James B. Baker	Oliver M. Goldstein
Richard F. Heitmiller
Gerard J. Kerins
David J. McKittrick
James E. Rogers
Roger A. Vandenberg

How do I vote? After you read and consider the information in this proxy statement, just mail your signed proxy card indicating your vote in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the annual meeting. You should return your proxy card whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If my shares are held in “street name” by my broker, will my broker vote my shares for me? Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What do I do if I want to change my vote after I have sent in my proxy card? You can change your proxy at any time before it is voted at the meeting. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to our Secretary before the annual meeting. Finally, you can attend the meeting and vote your shares in person. However, simply attending the meeting, by itself, will not revoke your proxy. If you have instructed your broker to vote your shares, you must follow your broker’s directions on how to change your vote.

How are votes counted? The Annual Meeting will be held if a quorum is present in person or by proxy. A quorum is a majority of the issued and outstanding Common Stock and Preferred Stock. In addition, for a quorum to be present for the election of the directors to be voted on by the Common Stock, at least a majority of the issued and outstanding shares of Common Stock must be present, and for a quorum to be present for the election of the directors to be voted on by the Preferred Stock, at least one-third of the issued and outstanding shares of Preferred Stock must be present. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The election of Directors and ratification of the selection of independent auditors are considered routine. As a result, shares held by brokers in street name will be voted in favor of the proposals unless the broker receives instructions to the contrary from the beneficial owner of the shares. The ratification of the adoption of the Wellman, Inc. Restricted Stock Plan is not considered routine, however, and so shares held in street name will not be voted in favor of the proposal unless the beneficial owner thereof gives instructions to do so. The proposal must receive the affirmative vote of a majority of the shares present at the meeting (in person or by proxy) to be adopted. Thus, shares held in street name for which the beneficial owner gives no instructions will be present at the meeting and will have the effect of a vote against the proposal.

Who pays the cost of this proxy solicitation? We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive additional compensation for doing this.

Who is the proxy solicitor? Georgeson Shareholder Communications Inc. and Wachovia Bank have been retained by Wellman to assist in the distribution of proxy materials by mail and tabulation of votes for a nominal fee plus reimbursement of out-of-pocket expenses.

Who can help answer my questions about either of the proposals? If you have additional questions, you should contact Dennis Sabourin, our investor relations officer at (732) 212-3321.

How can I electronically access the proxy materials and annual reports? This proxy statement, our 2003 Annual Report to Stockholders and our annual report on Form 10-K are available on our website at www.wellmaninc.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

II.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of December 31, 2003, all persons we know to be “beneficial owners” of more than 5% of Wellman’s Common Stock. This information is based on reports on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

Name and Address	Number of Shares(1)	Percent

Warburg Pincus Private Equity VIII, L.P.	14,195,454(2)	30.8%
466 Lexington Avenue New York, NY 10017
Dimensional Fund Advisors Inc.	2,709,844(3)	8.5%
1299 Ocean Avenue Santa Monica, CA 90401
Barclays Global Investors, NA	2,650,010(4)	8.3%
45 Fremont Street San Francisco, CA 94105
Artisan Partners Limited Partnership	1,628,100(5)	5.1%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, a person “beneficially” owns our Common Stock not only if he holds it directly, but also if he indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) has or shares the power to vote the stock, or to sell it, or has the right to acquire it within 60 days.

(2)	Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) holds 11,202,143 shares of preferred stock which was issued on June 27, 2003. The preferred stock became convertible into shares of our common stock in the fourth quarter of 2003. WP VIII also holds two warrants, each representing the right to purchase 1,250,000 shares of our common stock, which are currently exercisable.

(3)	Dimensional Fund Advisors Inc., an investment advisor registered under the Investment Advisors Act of 1940, has sole voting and investment power over the shares listed in its role as investment advisor or manager of various investment companies, commingled group trusts and separate accounts. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of these securities.

(4)	Barclays Global Investors, NA, an investment advisor registered under the Investment Advisors Act of 1940, has sole voting and investment power over 1,559,043 shares.

(5)	Artisan Partners Limited Partnership, an investment advisor registered under section 203 of the Investment Advisors Act of 1940, has shared voting and investment power over 1,628,100 shares.

The following table shows, as of December 31, 2003, our Common Stock owned by each director and named executive officer, and all directors and executive officers as a group. Unless indicated otherwise, all persons have sole voting and investment power over the shares listed. Only

Messrs. Duff and Christenson beneficially owned more than one percent of Wellman’s outstanding shares of common stock at December 31, 2003.

	Amount	Percentage of
	Beneficially	Common
Name	Owned(1)	Stock

Thomas M. Duff	936,867	2.9%
James B. Baker(2)	44,639	—
David A. Barr(3)	—	—
Clifford J. Christenson(4)	506,941	1.6%
Oliver M. Goldstein	1,000	—
Richard F. Heitmiller	27,016	—
Gerard J. Kerins	11,519	—
David J. McKittrick(5)	—	—
James E. Rogers	31,200	—
Marvin O. Schlanger(6)	14,191	—
Roger A. Vandenberg	53,609	—
Keith R. Phillips	274,044	—
John R. Hobson(7)	256,147	—
Joseph C. Tucker	222,421	—
Michael Dewsbury	176,180	—
Audrey L. Goodman(8)	42,455	—
All Directors and Executive Officers as a Group (15 persons)(4)(7)	1,894,178	5.7%

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, a person “beneficially” owns our Common Stock not only if he holds it directly, but also if he indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) has or shares the power to vote the stock, or to sell it, or has the right to acquire it within 60 days.

The number of shares shown for each non-employee director includes the following shares that may be acquired upon exercise of stock options that were exercisable as of December 31, 2003 or that will become exercisable within 60 days of that date: Mr. Baker, 9,000; Mr. Barr, 0; Mr. Goldstein, 1,000; Mr. Heitmiller, 10,000; Mr. Kerins, 4,000; Mr. McKittrick, 0; Mr. Rogers, 10,000; Mr. Schlanger, 5,000; and Mr. Vandenberg, 10,000.

The number of shares shown for each non-employee director also includes the following restricted shares that were awarded under the Deferred Compensation and Restricted Stock Plan: Mr. Baker, 32,339; Mr. Barr, 0; Mr. Goldstein, 0; Mr. Heitmiller, 12,682; Mr. Kerins, 4,519; Mr. McKittrick, 0; Mr. Rogers, 16,200; Mr. Schlanger, 5,691; and Mr. Vandenberg, 39,609.

The number of shares shown for each named executive officer includes the following shares that may be acquired upon exercise of stock options that were exercisable as of December 31, 2003 or that will become exercisable within 60 days of that date: Mr. Duff, 475,600; Mr Christenson, 404,600; Mr. Phillips, 231,600; Mr. Hobson, 226,400; Dr. Tucker, 184,400; Mr. Dewsbury, 145,000; and Ms. Goodman, 38,500.

The number of shares shown for each named executive officer also includes the following restricted shares that were acquired under the Deferred Compensation and Restricted Stock Plan: Mr. Duff, 41,348; Mr. Christenson, 38,566; Mr. Phillips, 26,961; Mr. Hobson, 11,904; Dr. Tucker, 20,182; Mr. Dewsbury, 3,635; and Ms. Goodman, 285.

The number of shares shown for each executive officer also includes the number of shares of our Common Stock beneficially owned indirectly as of December 31, 2003 by such officer in our Employee Stock Ownership Plan and Retirement Plan, respectively: Mr. Duff, 5,009 and 35,910; Mr. Christenson, 4,968 and 58,807; Mr. Phillips, 4,968 and 10,515; Mr. Hobson 5,726 and 12,118; Dr. Tucker, 5,563 and 11,385; Mr. Dewsbury, 5,015 and 18,230; and Ms. Goodman, 3,420 and 0.

(2)	Of the shares listed for Mr. Baker, 200 are owned by his wife.

(3)	Mr. Barr became a Director on June 26, 2003.

(4)	Mr. Christenson terminated employment with the Company in 2003. His individual ownership is listed but not included in the total ownership of Directors and Executive Officers as of December 31, 2003.

(5)	Mr. McKittrick became a Director on March 17, 2004.

(6)	Mr. Schlanger is not standing for reelection in 2004.

(7)	Mr. Hobson was not serving as an Executive Officer as of December 31, 2003 and therefore his individual ownership is listed but not included in the total ownership of Directors and Executive Officers as of December 31, 2003.

(8)	Of the shares listed for Ms. Goodman, 250 are owned by her husband.

III.     PROPOSALS

Proposal No. 1

ELECTION OF DIRECTORS

Under the terms of the Bylaws, the Wellman Board of Directors consists of up to ten members. The nine nominees named below have been nominated by the Board to serve as directors for a one-year term. The holder of the Preferred Stock has the right to designate two persons for the Board to nominate, and Messrs. Barr and Goldstein were its designees. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees is unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) of the Board (which, if Mr. Barr or Mr. Goldstein is unable to serve, will be designated by the holder of the Preferred Stock). If no substitute nominee(s) are elected, the size of the Board will be reduced.

The holders of the Common Stock are entitled to elect seven of the nine directors, and the holder of the Preferred Stock is entitled to elect two of the nine directors. The nominees for director that each class of our stock are entitled to vote on are set forth below:

Common Stock	Preferred Stock

Thomas M. Duff	David A. Barr
James B. Baker	Oliver M. Goldstein
Richard F. Heitmiller
Gerard J. Kerins
David J. McKittrick
James E. Rogers
Roger A. Vandenberg

The election of Messrs. Duff, Baker, Heitmiller, Kerins, McKittrick, Rogers and Vandenberg will be determined by a plurality of the votes cast by the holders of the Common Stock. The election of Messrs. Barr and Goldstein will be determined by a plurality of the votes cast by the holders of the Preferred Stock. All of these directors except for David McKittrick were elected at the last annual meeting. Mr. McKittrick was originally elected by the Board on March 17, 2004 after being recommended by a non-management director.

The Board of Directors has determined that each of the nominees named above, other than Mr. Duff who is Wellman’s Chief Executive Officer, is independent from Wellman’s management. Each director abstained from voting on the determination with respect to his own independence. The standards used by the Board in making this determination are set forth in Wellman’s corporate governance guidelines.

The following biographies provide a brief description of each nominee’s principal occupation and business experience, age, directorships held in other public corporations and Board committee memberships.

The Board of Directors recommends that you vote FOR each of the listed nominees.

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

Thomas M. Duff, 56	Chairman since 1999 and Chief Executive Officer and director of Wellman since its inception in 1985. President from 1985 to 1999.	August 1985
James B. Baker, 58	Managing Partner of River Associates Investments, LLC (private equity investment fund) since 2001 and partner of River Associates Investments, LLC from 1993 to 2001. Prior to 1993, President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc. (plastic container manufacturer). Chairman of the Audit Committee and member of the Governance Committee.	August 1994
David A. Barr, 40	Member and Managing Director of Warburg Pincus LLC (private equity investment firm) and a general partner of Warburg Pincus & Co. since January 2001. Before joining Warburg Pincus, Mr. Barr was a managing director at Butler Capital where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of Eagle Family Foods, Inc. Member of the Compensation Committee.	June 2003
Oliver M. Goldstein, 32	Member and Managing Director of Warburg Pincus LLC (private equity investment firm) and a general partner of Warburg Pincus & Co. since January 2004. Previously a Vice President of Warburg Pincus LLC from January 2001 to December 2003 and an Associate of Warburg Pincus LLC from July 1999 to December 2000. Prior to 1999, Mr. Goldstein served in various capacities at Fenway Partners, Inc. and Goldman, Sachs and Co. Member of the Governance Committee.	February 2003
Richard F. Heitmiller, 75	President of Richard F. Heitmiller, Inc. (consulting firm) since 1982. Chairman of the Board of Radici Spandex from 2001 to March 31, 2002. Vice Chairman, Chief Executive Officer and President of Globe Manufacturing from 1998 to 2001. From 1971 until 1982, various executive positions with Arthur D. Little, Inc. (management consultants) and Vice President of its Decision Resources subsidiary. Chairman of the Governance Committee and member of the Audit Committee.	November 1988

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

Gerard J. Kerins, 56	Vice-Chairman of ICG Commerce, Inc., a procurement services provider, since July 2002. Chairman of the Board, Insulair, Inc. (producer of paper packaging) since March 2000. President, CEO and director of Continental PET Technologies, Inc. (producer of PET containers) from 1983 to 1998. Member of the Compensation Committee.	August 1999
David J. McKittrick, 58	A self-employed senior financial and operating executive providing consulting services, primarily to industrial companies since 2001. Mr. McKittrick has held senior management positions with OnStream International, Inc. (OnStream) from 1998-2001, Gateway 2000, Inc. from 1995-1998, Collins & Aikman Group, Inc. from 1992-1994, James River Corporation from 1972-1992. OnStream filed for bankruptcy protection in March 2001. Member of the Audit Committee and Audit Committee Financial Expert.	March 2004
James E. Rogers, 58	President of SCI Investors, Inc. (investment company) since 1993. From 1991 until 1993, President and Chief Executive Officer of Specialty Coatings International, Inc. (a manufacturer). Prior to 1991, Senior Vice President and Group Executive of James River Corporation (a paper manufacturer). Mr. Rogers is a director of Owens & Minor, Inc. (a medical and surgical supplies distributor), a director and member of the Audit Committee of Cadmus Communications Corporation (an integrated graphic communications provider), and Chairman of Caraustar Industries (a packaging manufacturer) and a director and member of the Compensation Committee of Ethyl Corporation, a petroleum additives manufacturer. Member of the Compensation Committee.	September 1993
Roger A. Vandenberg, 56	President of Cariad Capital, Inc. (investment advisor) since its inception in 1992. Mr. Vandenberg is also a director, member of the Compensation Committee and chairman of the Audit Committee of Monaco Coach Corporation (a manufacturer of motor homes). Member of the Audit Committee.	August 1985

Proposal No. 2

RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS

Subject to stockholder ratification, the Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors to examine the financial statements of Wellman for the 2004 fiscal year. Ratification requires the affirmative vote of a majority of shares of Common Stock and Preferred Stock, on an as-converted basis, present and voting at the Annual Meeting, in person or by proxy. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its recommendation.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee recommends that you vote FOR ratification.

Proposal No. 3

RATIFICATION OF THE ADOPTION OF THE
WELLMAN, INC. RESTRICTED STOCK PLAN

Subject to stockholder ratification, the Compensation Committee of the Board of Directors has approved the Wellman, Inc. Restricted Stock Plan, effective June 1, 2004. The purpose of the Wellman, Inc. Restricted Stock Plan (the “Plan”) is to attract and retain the best available talent and encourage the highest level of performance by executives and other employees who perform services for Wellman. By affording eligible employees the opportunity to receive stock in the Company and by providing them incentives to put forth maximum efforts for the success of the Company’s business, the Plan is intended to serve the best interests of the Company and its stockholders.

Pursuant to the terms of the Plan, awards shall be granted in the form of restricted shares. The maximum aggregate number of common shares as to which awards may be granted from time to time under the Plan is 1,000,000 shares, subject to adjustment as defined in the Plan.

The Compensation Committee of the Board of Directors recommends that you vote FOR ratification.

Description of the Restricted Stock Plan

Participation. Subject to the discretion of the Compensation Committee of the Board, awards may be granted to any person performing services for the Company. In determining to whom awards shall be granted and the number of common shares or units to be covered by each award, the Compensation Committee will take into account the nature of the duties, the present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan.

Administration. The Restricted Stock Plan will be administered by the Compensation Committee of the Board, which determines who is eligible to receive grants under the Plan, the number of shares to be awarded, and the terms and conditions applicable to the awards.

Terms of Restricted Shares. Restricted Stock may be awarded by the Compensation Committee in its sole discretion. At the time an award of restricted shares is made, the Compensation Committee shall (i) establish a restricted period applicable to such award, (ii) prescribe conditions for the incremental extension or lapse of restrictions during the restricted period, or for the lapse or termination of restrictions upon the satisfaction or occurrence of other conditions in addition to or other than the expiration of the restricted period, and (iii) determine all other terms and conditions of such award, including voting and dividend or dividend equivalent rights. The shares will not be delivered to the recipient of the Award until the expiration of the restricted period and the satisfaction of any other conditions prescribed by the Compensation Committee.

The Compensation Committee will have the discretion to determine at the time of the award the amount of the payment, if any that will be required upon the issuance or delivery of any common shares. Any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with the issuance or delivery of a certificate representing such shares. The Compensation Committee may permit such amount to be paid in (i) common shares previously owned, (ii) a portion of the Common Shares that otherwise would be distributed upon the lapse of the restrictions applicable to the restricted shares or restricted units, or (iii) a combination of cash and common shares.

Termination of Employment. Unless otherwise determined by the Committee, if the person to whom the shares are awarded does not meet the vesting requirements and there has not been a Change of Control then they shall immediately forfeit all Restricted Shares.

Effective Date. The Plan shall be effective as of June 1, 2004. The Compensation Committee may, in its discretion, grant awards under the Plan, the grant, exercise or payment of which shall be expressly subject to the conditions that, to the extent required at the time of grant, exercise or payment, (i) if the Company deems it necessary or desirable, a Registration Statement under the Securities Act of 1933 with respect to such common shares shall be effective, and (ii) any requisite approval or consent of any governmental authority of any kind having jurisdiction over awards granted under the Plan shall be obtained.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote pursuant to the proxy in accordance with their own judgment on such matters.

IV.     CORPORATE GOVERNANCE AND RELATED MATTERS

In accordance with Delaware General Corporation Law and the Wellman Certificate of Incorporation and Bylaws, Wellman’s business, property and affairs are managed under the direction of its Board of Directors. Our Board of Directors has adopted corporate governance principals to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of the Company’s business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board intends to review these principles and other aspects of the Company’s governance at least annually. The corporate governance principles address the role of the Board of Directors, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, ethics and conflicts of interest. These principles specifically provide that a majority of the directors on the Board must be independent in accordance with the criteria established by the New York Stock Exchange (the “NYSE”).

The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth. To that end, the Board has adopted corporate governance policies that will align management and stockholder interests. Some of the more noteworthy of these corporate governance policies include:

•	The Company will not make loans to directors or executive officers.

•	The Company will have a Governance Committee that directs and reviews the Company’s governance practices.

•	The Governance Committee will annually evaluate the performance of the Board, its Committees and each of the directors.

•	The Governance Committee will annually review its own performance by distributing to its members a written self-assessment.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their holdings.

Code of Conduct

Our Board of Directors has adopted a code of conduct applicable to all directors, officers and employees. It was adopted to reinvigorate and renew our commitment to the Company’s longstanding standards for ethical business practices. The code of conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. The successful business operation and reputation of our Company is built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity. Our reputation for integrity is our most important asset and each employee and member of the Board of Directors is expected to contribute to the care and preservation of that asset. Our code of conduct addresses a number of issues, including conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws, rules and regulations, including insider trading laws, and the reporting of any illegal or unethical behavior. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers.

Our corporate governance guidelines and our code of conduct are available on our website at www.wellmaninc.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

The Board and Its Committees

The Board met 19 times in 2003. Each member of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he served in 2003. Non-management directors meet regularly in executive sessions without management. In accordance with our corporate governance principles, the Chairman of the Governance Committee presides as lead director during such sessions. As a general matter, Board members are expected to attend our annual meetings. At our 2003 annual meeting, nine members of the Board and nine nominees for election to the Board were present.

The Board has three standing committees, as described below.

Governance Committee

The members of the Governance Committee in 2003 were Richard F. Heitmiller (Chairman), James B. Baker, Oliver M. Goldstein and Marvin O. Schlanger, each of whom is independent as required by the NYSE. The Governance Committee met two times in 2003. The primary functions of the Governance Committee are to:

•	review candidate qualifications for Board membership and recommend director nominations;

•	determine the composition, size and organization of the board and its committees;

•	review and make recommendations with regard to director compensation;

•	develop a process to assess board effectiveness;

•	develop and implement the Company’s corporate governance principles; and

•	respond to major stockholder issues.

In fulfilling its duty to recommend nominees for election as directors, the committee considers, among other things, the following criteria: personal and professional integrity, good business judgment, and relevant experience and skills. The Committee will assess whether the candidate will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders.

The Governance Committee would consider qualified candidates for directors suggested by our stockholders. To date, no such suggestions have been received. Stockholders can suggest qualified candidates for director for the 2005 annual meeting by writing to our Secretary at 595 Shrewsbury Avenue, Shrewsbury, New Jersey, 07702 by December 14, 2004. Submissions that meet the criteria outlined above and in the committee charter will be forwarded to the Chairman of the Governance Committee for further review and consideration.

The committee’s charter is available on our website at www.wellmaninc.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

Audit Committee

The members of the Audit Committee in 2003 were James B. Baker (Chair), Roger A. Vandenberg, and Richard F. Heitmiller. Each of the committee members is independent as required by the NYSE. The Audit Committee met eight times in 2003. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate, compensate and replace the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.

      The principal responsibilities of the Audit Committee are governed by the Audit Committee charter. The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	David J. McKittrick, who was appointed to the Audit Committee as of March 17, 2004, is an audit committee financial expert, as defined by the rules of the SEC.

See “Audit Committee Report” on page 16 below for more information on the responsibilities of the Audit Committee. The committee’s charter is available on our website at www.wellmaninc.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

Compensation Committee

The members of the Compensation Committee in 2003 were Marvin O. Schlanger (Chair), James E. Rogers, Gerard J. Kerins, and David A. Barr. The Compensation Committee met three times in 2003. The Compensation Committee is responsible for overseeing Wellman’s compensation programs, including recommending compensation for directors and senior management and granting stock options and restricted stock awards.

See “Compensation Committee Report” on page 24 below for more information regarding the responsibilities of the Compensation Committee. The committee’s charter is available on our website at www.wellmaninc.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

Contacting the Board of Directors

Any stockholder who desires to contact any member of our Board of Directors may do so electronically by sending an e-mail to the following address: directors@wellmaninc.com. Alternatively, a stockholder may contact the members of the Board by writing to: Board of Directors, Wellman, Inc., 595 Shrewsbury Avenue, Shrewsbury, New Jersey 07702. A stockholder may also contact the Board by telephone at 732-212-3324. Communications received are distributed to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters will be forwarded to the Chairman of the Audit Committee for review.

Directors’ Compensation

In 2003, each non-employee director received fees of $35,000 per year, plus $1,500 for each board or committee meeting and $750 for each telephonic meeting. Each member of the Audit Committee received additional fees of $2,000 per year. Each chairperson of the Board committees also received an annual fee of $5,000. In addition, a special ad-hoc committee was formed during 2003 to review the Company’s financing arrangements and was disbanded in February 2004. Each member of this special committee received $1,500 per meeting and the chairperson received $3,000 per meeting. Each year, each non-employee director also receives options to acquire 1,000 shares of Wellman’s common stock.

Employee directors receive no compensation for their Board service.

Audit Committee Information

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to provide independent and objective oversight of the Company’s accounting functions and internal controls and to monitor the objectivity of the Company’s financial statements.

In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from Ernst & Young LLP required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed the independence of Ernst & Young LLP with such auditors. Finally, the committee has received confirmation from management with respect to non-audit services provided by Ernst & Young LLP to the Company and has considered whether the provision of non-audit services by the independent auditors to the Company is consistent with maintaining the auditor’s independence.

All members of the Audit Committee are financially literate under applicable NYSE rules. As described in the Audit Committee Charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the audit committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC.

Submitted by the Audit Committee:

James B. Baker, Chairman

Richard F. Heitmiller
Roger A. Vandenberg

Engagement of the Independent Auditor

The Audit Committee approves in advance every engagement of Ernst & Young LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before Ernst & Young LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

Independent Auditor Information

Audit Fees

Fees for audit services totaled approximately $759,800 and $657,700 in 2003 and 2002, respectively. These fees include annual audit fees, reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, and the audit of an employee benefit plan requiring a Form 11-K to be filed.

Audit-Related Fees

Fees for audit-related services totaled approximately $374,200 and $170,600 in 2003 and 2002, respectively. Audit-related services principally include assistance with Sarbanes-Oxley Section 404 Documentation, audits of employee benefit plans, consultation on the Company’s private equity transaction in 2003, and other accounting and financial reporting consultation.

Tax Fees

Fees for tax services, including tax compliance, tax advice, and tax planning (including repatriation tax services) totaled $381,300 and $366,300 in 2003 and 2002, respectively.

All Other Fees

Fees for all other services not included above totaled approximately $142,200 in 2003, principally including diagnostic and architecture assessment of the Company’s financial software. Ernst & Young LLP did not render any services which would be included in this category to Wellman in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company.

Based solely on a review of the reports and related information furnished to the Company, the Company believes all filing requirements were complied within a timely manner during 2003 except for reports relating to one option grant for each of the executive officers that were inadvertently filed late. These individuals mistakenly believed that these reports had been filed on their behalf.

Stockholder Proposals for the 2005 Annual Meeting

Under the regulations of the SEC, a record or beneficial owner of shares of Wellman’s common stock may submit proposals to be included in the proxy statement on proper subjects for action at the 2005 Annual Meeting of Stockholders. All such proposals must be mailed to the Investor Relations Manager at Wellman at 595 Shrewsbury Avenue, Shrewsbury, New Jersey 07702 and

must be received at that address on or before December 31, 2004, in order to be included in the proxy relating to the 2005 Annual Meeting, expected to be held on May 17, 2005. A record or beneficial owner of shares of Wellman’s Common Stock may also submit proposals on proper subjects for action at the 2005 Annual Meeting without including such proposals in the proxy statement for such meeting. Wellman must be notified of such owner’s intention to do this no later than April 15, 2005.

V.     EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth the annual compensation for the past three years of our chief executive officer and our four other most highly compensated executive officers. In addition, the table sets forth compensation for one executive officer that terminated employment with the Company during 2003 (Mr. Christenson) and one individual that was not serving as an executive officer of the Company at the end of 2003 (Mr. Hobson). These individuals are the “named executive officers”.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options	All Other
Name and Principal Position	Year	Salary(1)	Bonus(1)	Compensation(2)	Awards(1)(3)	(4)	Compensation(5)

Thomas M. Duff	2003	$690,000	$0	$105,162	$0	60,000	$121,890
Chairman, CEO	2002	$720,000	$369,000	$101,501	$0	0	$142,962
	2001	$720,000	$200,043	$102,378	$0	86,000	$135,846
Clifford J. Christenson	2003	$412,750	$0	$62,205	$0	50,000	$1,084,569
Former President,	2002	$435,000	$243,000	$58,553	$0	40,000	$89,307
COO	2001	$431,250	$149,702	$56,393	$15,095	76,000	$78,424
Keith R. Phillips	2003	$282,292	$0	$32,131	$0	35,000	$49,237
Vice President,	2002	$265,000	$167,000	$27,913	$6,306	25,000	$55,430
Chief Financial	2001	$261,250	$107,658	$28,125	$12,971	40,000	$50,034
Officer
John R. Hobson	2003	$263,542	$0	$28,758	$0	15,000	$43,876
Former Vice President,	2002	$275,000	$141,000	$28,453	$640	20,000	$48,037
Fibers and Recycled	2001	$273,750	$51,762	$28,526	$2,442	40,000	$53,031
Products Group
Joseph C. Tucker	2003	$241,292	$0	$31,320	$0	25,000	$35,157
Vice President, Fiber	2002	$237,000	$102,000	$31,349	$4,462	20,000	$45,783
and Recycled Products	2001	$234,500	$75,676	$26,546	$7,094	35,000	$45,460
Group
Michael E. Dewsbury	2003	$230,833	$0	$27,130	$0	35,000	$31,663
Vice President, PET	2002	$215,000	$95,277	$22,236	$0	20,000	$45,399
Resins Division	2001	$211,250	$70,000	$22,008	$0	35,000	$41,312
Audrey L. Goodman	2003	$146,167	$0	$9,571	$0	15,000	$20,287
Vice President,	2002	$127,000	$18,000	$367	$594	10,000	$18,955
Treasurer	2001	$108,175	$25,000	$300	$0	4,000	$15,748

(1)	Under the Deferred Compensation and Restricted Stock Plan, employees may elect to defer specified amounts of bonuses. Restricted stock awards are granted for such deferred amounts.

(2)	Amounts disclosed in this column include personal benefits paid to named executive officers as set forth in the table below.

		Life		Tax
Name	Year	Insurance	Automobile	Preparation

Thomas M. Duff	2003	$72,418	$17,744	$15,000
	2002	$72,857	$17,744	$10,900
	2001	$73,734	$17,744	$10,900
Clifford J. Christenson	2003	$46,830	$12,775	$2,600
	2002	$42,991	$13,562	$2,000
	2001	$42,635	$11,758	$2,000
Keith R. Phillips	2003	$28,366	$3,765	$0
	2002	$25,833	$2,080	$0
	2001	$25,476	$2,649	$0
John R. Hobson	2003	$27,600	$1,158	$0
	2002	$27,600	$853	$0
	2001	$27,600	$926	$0
Joseph C. Tucker	2003	$25,554	$3,766	$2,000
	2002	$24,385	$6,964	$0
	2001	$24,158	$2,388	$0
Michael E. Dewsbury	2003	$23,241	$3,889	$0
	2002	$21,234	$1,002	$0
	2001	$20,877	$1,131	$0
Audrey L. Goodman	2003	$9,571	$0	$0
	2002	$367	$0	$0
	2001	$300	$0	$0

(3)	These amounts are the dollar values of restricted stock awards granted under the Deferred Compensation and Restricted Stock Plan. Each value is determined by multiplying the number of shares in each award by the closing market price of Wellman Common Stock on the date of grant and subtracting the consideration paid by the Named Executive Officer. Holders of restricted stock receive the same cash dividends as other stockholders owning Wellman Common Stock.

(4)	None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(5)	Consists of Wellman’s contributions to employee retirement (Mr. Duff, $22,798; Mr. Christenson, $5,485; Mr. Hobson, $23,442; Mr. Phillips, $23,133; Dr. Tucker, $22,840; Mr. Dewsbury, $22,852; and Ms. Goodman, $17,832 in 2003), supplemental retirement (Mr. Duff, $95,389; Mr. Christenson, $17,073; Mr. Hobson, $17,261; Mr. Phillips, $22,673; Dr. Tucker, $8,696; Mr. Dewsbury, $5,146; and Ms. Goodman, $0 in 2003), savings plans (Mr. Duff, $3,703; Mr. Christenson, $3,029; Mr. Hobson, $3,173; Mr. Phillips, $3,431; Dr. Tucker, $3,621; Mr. Dewsbury, $3,665; and Ms. Goodman, $2,455 in 2003), and severance (Mr. Christenson, $1,058,982).

The aggregate number of all restricted stock held by the individuals named in the Summary Compensation Table above, and the net value of that stock at December 31, 2003 (determined by taking the number of shares issued at December 31, 2003 multiplied by the closing market price on December 31, 2003, net of any consideration paid) are shown below. The aggregate amount paid for these shares was $1,873,284.

	Aggregate
	Restricted
	Shares	Net Value

Thomas M. Duff	41,348	$0
Clifford J. Christenson	38,566	$0
Keith R. Phillips	26,961	$0
John R Hobson	11,904	$0
Joseph C. Tucker	20,182	$0
Michael Dewsbury	3,635	$0
Audrey L. Goodman	285	$0

Option Grants in Last Fiscal Year

The following table sets forth certain information relating to option grants pursuant to the Option Plan in the year ended December 31, 2003 to the individuals named in the Summary Compensation Table above.

	Option Grants in Last Fiscal Year
	Individual Grants

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base
	Options	Employees in	Price	Expiration	Grant Date
Name	Granted(1)(2)	Fiscal Year	($/Sh)	Date	Value(3)

Thomas M. Duff	60,000	12.2%	$10.44	8/5/14	$243,000
Clifford J. Christenson	50,000	10.2%	$10.44	8/5/14	$202,500
Keith R. Phillips	35,000	7.1%	$10.44	8/5/14	$141,750
John R. Hobson	15,000	3.1%	$10.44	8/5/14	$60,750
Joseph C. Tucker	25,000	5.1%	$10.44	8/5/14	$101,250
Michael E. Dewsbury	35,000	7.1%	$10.44	8/5/14	$141,750
Audrey L. Goodman	15,000	3.1%	$10.44	8/5/14	$60,750

(1)	None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2)	All options granted to the named executives were granted on August 5, 2003 pursuant to the Option Plan. The options generally become exercisable in 20% increments on August 5, 2004, 2005, 2006, 2007 and 2008. If a Change of Control (as defined in the Option Plan) occurs, these options would immediately become exercisable.

(3)	Based on the Black-Scholes option pricing model. The use of this model should not be construed as an endorsement of its accuracy at valuing options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the actual value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:

Stock price at August 5, 2003	$9.00
Exercise price	$10.44
Expected option term	8 years
Stock price volatility	.468
Dividend yield	1.36%
Risk-free interest rate	3.82%

Year-End Option Values

The following table sets forth certain information as of December 31, 2003 with respect to unexercised options to purchase Wellman Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 2003 by such individuals.

	Number of Securities		Value of
	Underlying Unexercised		Unexercised In-the-Money
	Options at Year-End		Options at Year-End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas M. Duff	475,600	60,000	$48,422	$0
Clifford J. Christenson	404,600	0	$27,702	$0
Keith R. Phillips	231,600	35,000	$15,162	$0
John R. Hobson	226,400	15,000	$16,758	$0
Joseph C. Tucker	184,400	25,000	$13,908	$0
Michael E. Dewsbury	145,000	35,000	$11,400	$0
Audrey L. Goodman	38,500	15,000	$1,995	$0

Equity Compensation Plan Information

	(a)	(b)	(c)

Number of
securities
	Number of	Weighted-	remaining available
	securities to be	average exercise	for future issuance
	issued upon	price of	under equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
Plan category	and rights	rights	in column (a))

Equity compensation plans approved by security holders	3,848,928	$16.66	629,455
Equity compensation plans not approved by security holders	—	—	—

Total	3,848,928	$16.66	629,455

Of the 3,848,928 securities to be issued upon exercise of the outstanding options, 3,428,825 were options exercisable at December 31, 2003. For additional information concerning our equity compensation plans, see discussion in Note 14 to our consolidated financial statements, Stockholder’s Equity, on page 53 of our 2003 Annual Report, which is incorporated by reference.

Stock Performance Graph

The following graph compares the five-year cumulative total return for Wellman Common Stock with the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P Midcap 400 Index. Due to the unique nature of its operations, Wellman believes there exists no appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. Wellman believes that its mix of operations is unique and cannot be compared to major publicly-owned competitors.

	Dec. 98	Dec. 99	Dec. 00	Dec. 01	Dec. 02	Dec. 03

Wellman, Inc.	$100.00	$187.86	$145.89	$163.70	$146.17	$114.89

S&P 500 Index	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18

S&P Mid-Cap 400 Index	$100.00	$114.72	$134.81	$133.99	$114.54	$155.34

The above graph assumes $100 invested on December 31, 1998 in Wellman Common Stock and $100 invested at that time in each of the two indices. The comparison assumes that all dividends are reinvested.

Employment Agreements

Wellman has entered into change of control employment agreements with Messrs. Duff, Phillips, Hobson, Tucker, Dewsbury, and Ms. Goodman. These agreements are intended to encourage these executives to remain in Wellman’s employ by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control is defined to include the acquisition by any person or group of 20% or more of Wellman’s then outstanding stock, a change in the majority of its Board of Directors or approval of a reorganization, merger or consolidation by Wellman’s stockholders. The investment by Warburg Pincus Equity VIII, L.P. was a change of control, as defined in certain executive officers’ employment agreements, however, these executive officers waived any rights they had under this agreement as a result of the aforementioned investment.

The employment agreements (which include provisions for renewal and for automatic extension upon a change of control) provide for employment as officers of Wellman at base salaries determined by the Board of Directors, plus participation in the executive bonus plan. Provided there has been no change in control, the employment agreements of the executives other than Mr. Duff provide the executive’s employment may be terminated upon 30 days notice. Mr. Duff’s agreement provides that, provided there has been no change in control, his employment may be terminated at any time but that he will be entitled to one year’s compensation in the event of termination other than for cause or disability.

In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Wellman executives and shall receive reimbursement for expenses and automobiles. The agreements provide that if the executive is terminated after a change of control, other than for cause, death or disability, or if the executive terminates for good reason (as defined in the agreements), the executive is entitled to receive his salary and bonus through the date of termination and a lump sum severance payment equal to three times the sum of his base salary and annual bonus (and certain other benefits). Further, an additional payment is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Internal Revenue Code had been imposed.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) is composed entirely of independent directors under the rules of the New York Stock Exchange. The Committee administers the annual Management Incentive Compensation Plan, the stock option plans and the Deferred Compensation and Restricted Stock Plan. The Committee makes recommendations to the independent directors with respect to the compensation of Mr. Duff, the Company’s Chief Executive Officer, and those directors consider the recommendations in executive session. The Committee also makes recommendations to the full Board with respect to the other executive officers of the Company and the directors. In this capacity, the Committee recommends the salary, management incentive plan awards and stock option grants for those executive officers, following administrative policies and practices that it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the executive compensation program strategy, the components of the compensation program, and the manner in which 2003 compensation determinations were made by the Committee with respect to the Chairman and Chief Executive Officer, Thomas M. Duff. Similar determinations were made by the Committee with respect to the other six executive officers listed in the Summary Compensation Table on page 19 of this proxy statement, after taking into consideration the recommendations submitted by Mr. Duff.

Compensation Strategy. The Committee endeavors to maintain an officer compensation program which is competitive with the practices of public corporations of similar revenue size. The structure for the compensation of the executive officers consists of three primary components: base salary, the Management Incentive Plan and stock ownership plans. The Committee believes a substantial component of executive officer total compensation should be based on Wellman’s financial performance. The Management Incentive Plan compensates executive officers commensurate with Wellman’s financial performance and other strategic goals, and annual stock option grants ensure that longer-term incentive compensation is directly related to increases in the market value of Wellman’s Common Stock.

The remainder of this Committee Report describes the components of Wellman’s officer compensation program and the manner in which these were administered in 2003.

Base Salary. Base salary forms the foundation of the officer compensation program. The Committee has periodically engaged compensation consultants to survey market practices to ensure executive officer salaries remain competitive in a manner which properly reflects the performance of the incumbent officers. Such surveys have considered the practices of some, but by no means all, of the companies included in the peer groups shown on the Stock Performance Graph.

Mr. Duff’s 2003 annual salary shown in the Summary Compensation Table falls within the third quartile of competitive practice for corporations with revenues of comparable size. The third quartile is defined as above the 50th percentile and below the 75th percentile. The average 2003 salaries of the other executive officers approximated the first quartile of competitive practice for their peers in corporations with revenues of comparable size. The first quartile is defined as below the twenty fifth percentile. The salaries of the Chief Executive Officer and all other executive officers were reduced by 10% on August 1, 2003 in response to lower than expected profitability in the second half of 2003.

Management Incentive Plan. Under the Management Incentive Plan (“MIP”), annual bonuses earned by the executive officers and other plan participants are directly related to achieving targets established for corporate and/or operating unit profit and achieving individual strategic expectations established early in the year. The Committee establishes for each participant in the MIP a maximum targeted award based on a percentage of base salary. A portion of that target award which is to be based upon financial performance and a part on achieving strategic goals. In July 2003, as a result of declining profitability, payments under the MIP, including payments to the Chief Executive Officer were eliminated for 2003 and will be restored only when profitability improves.

Stock Options. Annual stock option grants represent the third component of Wellman’s executive compensation program. All stock options are granted with exercise prices equal to the average of fair market value of the stock on the 20 days preceding the date of grant so that optionees share in the future growth in market value of Wellman’s Common Stock. To ensure stock options provide a longer-term stockholder value-based incentive, 20% of the options granted in a year become exercisable (i.e., the optionee can purchase the option shares) on the first through fifth anniversaries of the grant date, provided the optionee remains an employee.

The Chief Executive Officer submits proposed stock option grants for the executive officers (other than himself) to the Committee for approval. In making the final determination of option grants, the Committee considers the individual executive’s scope of responsibility, individual performance, the levels of profits and return on assets of the corporation and of its operating divisions (with no specific target levels being established), competitive levels of option grants, and the aggregate number of options awarded to the executive to date. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

The Option Grants Table on page 21 shows the terms and size of 2003 option grants made to the executive officers named in the Summary Compensation Table below.

The values shown under the “Grant Date Value” column of this table represent an estimate of the potential value of these grants. These projections should not be construed as a forecast of future stock price or the compensation that will be realized from the actual exercise of these options. Unless the future price of Wellman’s stock is higher than $10.44 per share, the exercise price of the 2003 options, these options will have no value.

The total compensation of the Chief Executive Officer and the other executive officers was in the first quartile of competitive practice for their peers in corporations with revenues of comparable size. The first quartile is defined as below the twenty fifth percentile. This is primarily the result of the elimination of payments under the MIP which is consistent with the financial performance in the second half of 2003. Once company performance improves, and payments under the MIP are restored, the compensation of the executive officers is expected to be competitive with their peers in corporations with revenues of comparable size.

The Committee believes that the compensation paid by the Corporation to the current executive officers will be tax deductible.

Submitted by the Compensation Committee:
Marvin O. Schlanger (Chairman)
James E. Rogers
Gerard J. Kerins
David A. Barr

By order of the Board of Directors,

DAVID K. DUFFELL
Secretary

New York, New York

April 13, 2004

APPENDIX A

CODE OF BUSINESS CONDUCT AND ETHICS

The following code shall apply to Wellman, Inc. and shall be followed by its employees, officers and directors:

Conflicts of interest. The company prohibits conflicts of interest. Any conflict of interest that occurs should be reported directly to the Company’s CEO. A “conflict of interest” occurs when an individual’s private interest interferes in anyway – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Corporate opportunities. Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality. Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or might be harmful to the company or its customers, if disclosed.

Fair dealing. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees.

Protection and proper use of Company assets. All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct, negative impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Compliance with laws, rules and regulations (including insider trading laws). Each employee, officer and director must comply with laws, rules and regulations, including insider trading laws. Insider trading is both unethical and illegal, and will be dealt with decisively.

Reporting any illegal or unethical behavior. The Company encourages ethical behavior. The Company encourages employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, employees should report violations of laws, rules, regulations or this Code of Business Conduct and Ethics to appropriate personnel. No retaliation for such reports made in good faith will be permitted.

In addition to the specific items noted above, additional policies and procedures are set forth in the Company’s Policy Manual. All employees should familiarize themselves with the Policy Manual and address any questions about it or this Code of Business Conduct and Ethics to supervisors, managers or other appropriate personnel.

A-1

APPENDIX B

CORPORATE GOVERNANCE GUIDELINES

The following guidelines shall apply to the corporate governance of Wellman, Inc.

Director Qualifications

Independence: The Board shall have a majority of directors who meet the independence criteria discussed below under “Director Independence.”

Qualifications: A director should possess personal and professional integrity, have good business judgment, relevant experience and skills and be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company stockholders. Directors should be committed to devoting sufficient time and energy to diligently performing their duties as directors.

Size of Board: The Board shall determine the appropriate size of the Board within the requirements of the Company’s Charter and Bylaws.

Selection Process: In accordance with the policies and principles in its charter, the Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for identifying and recommending potential director nominees to the Board for its approval when there is a vacancy on the Board. The Chairman of the Governance Committee and the Chairman of the Board shall extend an invitation to the potential director nominee to join the Board.

Annual Review of Independence and Qualifications: The Governance Committee shall distribute annually a self-evaluation to the Board that includes an assessment of the directors’ independence and qualifications.

Resignation from the Board: An individual director should offer his or her resignation in the event the director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board. The Board should consider the continued appropriateness of the director’s membership on the Board under the changed circumstances and then the Board should determine whether or not to accept the director’s resignation. Also a director should tender a resignation in the event there is a substantial conflict of interest between the director and the Company or the Board and such conflict cannot be resolved to the satisfaction of the Board.

Retirement from the Board: A director shall retire from the Board no later than the first meeting of shareholders to elect directors after he or she reaches 75 years of age; provided, however, that if any director is 75 years of age or older on the date of the 2004 annual meeting of shareholders, he or she shall retire from the Board no later than the first meeting of shareholders to elect directors after he or she reaches 80.

Recusal when Conflict of Interest: Prior to any Board discussion or decision related to any matter that potentially affects a director’s personal, business or professional interests, that director should (i) disclose the existence of the potential conflict of interest to the Chairman of the Board and (ii) if the Chairman of the Board (in consultation with legal counsel) determines a conflict exists or the perception of a conflict is likely to be significant, recuse himself or herself from any discussion or vote related to the matter.

Limit on Number of Board Memberships: No director may serve on more than five other public company boards. A director should advise the Chairman of the Board and the Chairman of the

Governance Committee in advance of accepting an invitation to serve on another public company board.

Term Limits: The Board does not believe it should establish term limits. The Company and its stockholders both benefit from Board continuity and stability and by allowing directors to focus on long-term business strategies and results.

Audit Committee Financial Expert. At least one member of the Audit Committee shall satisfy the definition of “audit committee financial expert”. An audit committee financial expert means a person who has the following attributes:

i.	An understanding of generally accepted accounting principles and financial statements;

ii.	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

iii.	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

iv.	An understanding of internal control over financial reporting; and

v.	An understanding of audit committee functions.

A person shall have acquired such attributes through:

A.	Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

B.	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

C.	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

D.	Other relevant experience.

Director Independence

A majority of the Board and all the members of the Audit, the Compensation and Benefits, and the Governance Committees shall be independent from management. The Board must make an affirmative determination whether or not a director is independent from management and disclose this determination in the annual proxy statement.

The term “independent” is defined in accordance with the New York Stock Exchange (“NYSE”) independence requirements. For purposes other than membership on the Audit Committee, a director is deemed to be independent if he or she does not have a direct or indirect material relationship with the Company. In determining the materiality of a relationship and the director’s independence, the Board shall be guided by the following independence standards:

a)	No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company shall disclose these determinations.

b)	The following persons shall not be considered independent for the periods indicated:

i.	A director who is an employee or whose immediate family member is an executive officer of the Company is not independent until three years after the end of such employment relationship.

ii.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

iii.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

iv.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

v.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

c)	Members of the Audit Committee must also satisfy the requirements of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 in order to be considered independent.

The foregoing independence requirements shall be interpreted in accordance with the rules and other pronouncements of the New York Stock Exchange.

Director Responsibilities

Directors are expected to prepare for and attend scheduled meetings of the full Board, the non-management executive sessions of directors and board committee meetings, as appropriate. The Board expects to have not less than four regularly scheduled meetings each year. Upon adequate notice, unscheduled meetings may be called throughout the year as the need arises. The Chairman of the Board shall consult with other Board members in determining the times and duration of the Board meetings.

Meeting Attendance: Directors are expected to attend meetings of the Board and of the committees on which they serve. Directors also are expected to devote an adequate amount of time and effort to discharge properly their responsibilities.

Board Materials: Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the directors sufficiently in advance of the meeting to permit their review. Directors are expected review these materials in advance of the meeting. A director may request that the CEO or appropriate member of senior management present to the Board specific information as it relates to the Company and its operations.

Board Meeting Agenda: The Chairman of the Board shall establish the agenda for each Board meeting. Each director shall be furnished with a copy of the agenda in advance of the Board meeting if possible, and if advance distribution is not possible, then the agenda shall be distributed at the Board meeting. Each director may suggest the inclusion of agenda items. Each director can bring up, at any Board meeting, subjects that are not on the agenda for that meeting.

Non-Management Executive Session of Directors: The non-management directors shall meet in executive session as they deem appropriate. The Chairman of the Governance Committee will be the “Presiding Director” at these non-management executive sessions. The name of the Presiding Director shall be disclosed in the annual proxy statement, together with a system for interested parties to communicate directly with the “Presiding Director.”

Board Committees

The Board shall have at all times an Audit Committee, a Compensation Committee and a Governance Committee. Each Committee shall have at least three members, each of whom shall be independent directors as determined by the Board in accordance with the aforementioned independence criteria. Committee members shall be appointed by the Board upon recommendation of the Governance Committee after considering the Chairman’s recommendation. In making any committee appointments, consideration should be given to the periodic rotation of a committee member; however, such rotation is within the Board’s discretion.

The Audit Committee, the Compensation Committee and the Governance Committee each shall have a written charter that sets forth the committee’s structure, membership qualifications, purposes, responsibilities, and procedures for appointing and removing committee members. The charters also shall provide that each committee annually evaluates its performance.

Each committee chairman, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. Each committee chairman, in consultation with the appropriate members of the committee and management, shall develop the committee’s agenda. Each committee shall report to the Board its activities, findings and recommendations after each committee meeting.

The Board may, from time to time, establish or maintain additional committees of the Board, including an Executive Committee. If an Executive Committee is established, it will have the powers and authority as specified by the Board resolutions creating it.

Each committee shall have the full power and authority to hire independent legal, financial or other advisors as it may deem necessary, without consulting with or obtaining the pre-approval of any Company officer or the Board.

Any director may attend any committee meetings, whether or not he or she is a member of that committee, providing that he or she has obtained pre-approval to attend from the committee chair or a majority of the committee.

Chairman of the Board

The Board will appoint the Chairman of the Board who can be an employee of the Company. The Chairman will chair all regular sessions of the Board and (with input from the CEO to the extent not inappropriate) set the agenda for Board meetings, subject to the right of each Board member to suggest the inclusion of item(s) on any agenda.

Director Access to Officers, Employees and Independent Advisers

Directors are encouraged to keep themselves informed with regard to the Company and its operations. Directors shall have full and free access to Company officers and employees. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO, the Corporate Secretary or directly by the director. Directors shall use their judgment to ensure that any such contact is not disruptive to the Company’s business operations and shall, to the extent that it is not inappropriate, copy the CEO on any written communications between a director and a Company officer or employee.

The Board shall approve any director’s request to have senior Company officers and other personnel regularly attend the Board meetings. Directors will also have access to the Company’s independent advisors following consultation with the CEO to the extent not inappropriate.

Director Compensation

All directors shall receive directors’ fees as their only compensation for Board and/or Board committee service. Directors’ fees shall be in the form of cash, company stock, including options and restricted stock, or combination thereof, as well as any additional benefits regularly given to all directors. The exact amount and form of director compensation shall be determined and reviewed annually by the Compensation Committee in accordance with the policies and principles set forth in its charter.

Director Orientation and Continuing Education

All new directors shall receive an orientation package. The package will include a copy of the Company’s by-laws and charter, the Code of Business Conduct and Ethics, the Corporate Governance Guidelines, all SEC filings for the current year and last preceding calendar year, press releases issued during the current calendar year and any other pertinent information. The new director will attend a meeting with the CEO and CFO to be briefed on the Company’s strategic plans and its significant financial, accounting and risk management issues.

All directors must receive annual director education in subjects relevant to the duties of a director, including the study of corporate governance best practices or ethics. The Company will provide appropriate program(s) to accomplish this.

CEO Evaluation and Management Succession

The Compensation Committee shall conduct an annual review of the CEO’s performance and compensation, as set forth in its charter. The executive session of the Board shall review the Compensation Committee’s report in order to ensure that the CEO is providing the best long and short-term leadership for the Company.

The Governance Committee shall make an annual report to the Board on emergency as well as expected CEO succession planning. The entire Board shall work with the Governance Committee to nominate and evaluate potential successors to the CEO. The CEO shall provide the Committee with his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Annual Self-Evaluations

The Governance Committee shall have responsibility for conducting and overseeing the annual self-evaluations for the Board and reporting the results to the Board following the end of each fiscal year. The evaluations will be based on such objective and subjective criteria as the Board deems appropriate.

Code of Business Conduct and Ethics

The Board shall adopt and maintain the Code of Business Conduct and Ethics (the “Code”) for the directors, officers and employees of the Company in compliance with the proposed NYSE requirements. The Code shall be posted on the Company’s website. The purpose of the Code shall be to focus the directors, officers and employees on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability.

Each director shall act at all times in accordance with the requirements of the Code. Waivers of the Code for any officer or director may only be made by the Board of the Company or by a Board committee composed of independent directors. Any waiver for an officer or director must be posted on the Company website and otherwise disclosed as required by law.

Reports of Irregularities

Any reports of concerns regarding accounting, internal auditing controls, or other irregularities or concerns whether financial or otherwise shall be brought to the attention of the Chairman of the Audit Committee. These reports are confidential and may be anonymous if made using the Anonymous Reporting Hotline maintained by the Audit Committee. The Board shall be notified of these reports at every quarterly Board meeting or sooner, if necessary.

APPENDIX C

AUDIT COMMITTEE CHARTER

Committee’s Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (Board) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) performance of the Company’s internal and independent auditors, and (5) the business practices and ethical standards of the Company. The Committee is also directly responsible for (a) the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, and (b) the preparation of the report that the Securities and Exchange Commission (Commission) requires to be included in the Company’s annual proxy statement. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. These are the responsibility of management and the independent auditor.

Committee Membership

Independence. The Committee shall consist of three or more members of the Board of Directors, each of whom shall be independent. Independence shall be determined as to each member by the full Board. To be considered independent, each Committee member must meet the independence requirements set forth in the Company’s Corporate Governance Guidelines. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

Financial Literacy. All members of the Committee shall be financially literate in the business judgment of the Board or must become financially literate within a reasonable period of time after their appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets in its business judgment. In addition, it is the Company’s goal that at least one member of the audit committee be an audit committee financial expert, as that term is defined in the Company’s Corporate Governance Guidelines.

Committee Composition

The members of the Committee shall be nominated by the Governance Committee and elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.

Chairman. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all the Committee members.

Meetings

The Committee shall meet at least four times annually or more frequently as circumstances dictate. Meetings may be in person or by telephone as needed to conduct the business of the Committee. The Committee may take action by the unanimous written consent of the members in the absence of a meeting. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

Authority and Responsibility of the Committee

The Audit Committee shall have the authority (1) to exercise all powers with respect to the appointment, compensation, retention and oversight of the work of the independent auditor for the Company and its subsidiaries (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer, and each such registered public accounting firm shall report directly to the Committee, (2) to retain special legal, accounting or other consultants to advise the Committee and to pay the fees of such advisors and (3) to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and (4) to determine the amount of funds it needs to operate and direct the CFO make such funds available. As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. Without limiting the generality of the foregoing, the Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditor, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements. In addition, the review shall include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Based on the annual review, the Audit Committee shall recommend inclusion of the financial statements in the Annual Report on Form 10-K to the Board.

2.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Review and discuss reports from the independent auditors on:

A.	All critical accounting policies and practices to be used.

B.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

C.	Other material written communications between the independent auditor and management, such as any management letter.

4.	Discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may general in nature and may consist of discussing the types of information to be disclosed and the types of presentations to be made.

5.	Discuss with management and the independent auditor the effect on the Company’s financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.

6.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.	Review with the independent auditor any audit problems or difficulties and management’s response, including, but not limited to (1) any restrictions on the scope of the auditor’s activities, (2) any restriction on the access of the independent auditor to requested materials, (3) any significant disagreements with management and (4) any audit differences that were noted or proposed by the auditor but for which the Company’s financial statements were not adjusted (as immaterial or otherwise). The Committee will resolve any disagreements between the auditors and management regarding financial reporting.

8.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9.	Discuss at least annually with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61 — Communication with Audit Committees, including the auditor’s judgments about the quality, and not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements.

10.	Prepare the Audit Committee report that the Commission requires to be included in the Company’s annual proxy statement and review the matters described in such report.

11.	Obtain quarterly assurances from the senior internal auditing executive and management that the system of internal controls is adequate and effective. Obtain annually a report from the independent auditor, with attestation, regarding management’s assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Responsibility for the Company’s Relationship with the Independent Auditor

12.	Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditor shall report directly to the Audit Committee. If the appointment of the independent auditors is submitted for any ratification by stockholders, the Audit Committee shall be responsible for making the recommendation of the independent auditors.

13.	Review, at least annually, the qualifications, performance and independence of the independent auditor. In conducting such review, the Committee shall obtain and review a report by the independent auditor describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any formal investigation by governmental or professional authorities regarding services provided by the firm which could affect the financial statements of the Company, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company that could be considered to bear on the auditor’s independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with Commission rules and the securities laws. In addition, the Committee shall consider the advisability of regularly rotating the audit firm in order to maintain the independence between the independent auditor and the Company.

14.	Approve in advance any audit or permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditor for any permissible non-audit services. The Committee hereby delegates to the Chairman of the Committee the authority to approve in advance all audit or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting.

15.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit including the responsibilities and staffing of the Company’s internal audit department personnel who will assist in the audit.

16.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

17.	Review the appointment and replacement of the senior internal auditing executive.

18.	Review the activities and organizational structure of the internal auditing department and the significant reports to management prepared by the internal auditing department and management’s responses.

19.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit department.

Compliance Oversight Responsibility

20.	Obtain from the independent auditor assurance that it (i) has not become aware of any information suggesting that an illegal act has been committed by the Company or its employees, (ii) has not performed any non-audit functions that it is prohibited from performing, (iii) has complied with all mandated partner-rotation requirements, (iv) delivered to the Audit Committee all reports required to be delivered thereto, and (v) has not employed the Company’s chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position, in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit.

21.	Obtain reports from management and the Company’s senior internal auditing executive that the Company is in conformity with applicable legal requirements and the

Company’s Code of Business Conduct and Ethics. Review disclosures required to be made under the securities laws of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

22.	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters. Also, the Committee shall maintain the Anonymous Reporting Hotline for the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting, internal controls or auditing matters.

23.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

24.	Review at least annually legal and regulatory matters with the Company’s inside and outside counsel that may have a material impact on the financial statements, the Company’s compliance policies, including but not limited to the Foreign Corrupt Practices Act, and any material reports or inquiries received from regulators or governmental agencies.

Other

25.	Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

26.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

27.	Perform an annual performance self-evaluation.

APPENDIX D

COMPENSATION COMMITTEE CHARTER

Committee’s Purpose

The Compensation and Benefits Committee (the “Compensation Committee” or the “Committee”) is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

Committee Membership

The Committee shall consist of no fewer than three members. All the members of the Committee shall meet the independence requirements adopted by the Board of Directors with reference to the requirements of the New York Stock Exchange and the Securities and Exchange Commission and shall be outside directors within the meaning of section 162(m) of the Internal Revenue Code of 1986.

The members of the Committee shall be directors of the Company and shall be nominated by the Governance Committee and elected by the Board of Directors. Committee members shall serve for a period of one year unless a member resigns or is replaced by the Board of Directors and their successor appointed. Committee members may be removed by a majority vote of the full Board.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee.

Committee Authority and Responsibilities

      1. The Committee shall have the sole authority to retain and terminate any legal counsel or consultant to be used to assist in the evaluation of director or executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor’s fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

      2. The Chief Executive Officer. The Committee shall set corporate goals and objectives relevant to the Chief Executive Officer’s compensation. In determining the long-term incentive component of the Chief Executive Officer compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to the chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years. Each year the Committee shall review and evaluate the Chief Executive Officer’s performance in light of those goals and objectives. Based upon this review and evaluation, the Committee shall make recommendations to the independent directors of the Board regarding the following compensation levels for the Chief Executive Officer of the Company based on this evaluation: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special or supplemental benefits except as provided in Paragraph 6 of this Charter.

      3. Other Executives. The Committee shall annually review and have the sole authority to recommend the following compensation levels for the executives of the Company other than the Chief Executive Officer, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special or supplemental benefits except as provided in Paragraph 6 below.

      4. Directors. The Committee shall have the sole authority to approve, amend or terminate for directors (a) the annual compensation, and (b) any additional compensation for service on committees of the Board, service as a committee chairman, service as presiding director of the executive sessions of the Board, meeting fees or any other benefit payable by virtue of the director’s position as a member of the Board of Directors, except as provided in Paragraph 6 below.

      5. Compensation and Benefit Plans. The Committee shall have the sole authority to approve, amend or terminate incentive-compensation plans and any qualified equity-based plans, including the approval, amendment or termination of any tax-qualified plan or section 125 plan, except as provided in Paragraph 6 of this Charter. The Committee shall have the sole authority to appoint and remove various plan trustees, members of any administrative committee and any plan administrator.

      6. Ratification Required by the Board. The following shall be presented as a recommendation to the full Board and approved by the full Board: (i) any action, including, but not limited to, the adoption or amendment of any non-qualified equity compensation plan, that is required by law or regulation to be submitted to the shareholders of the Company for approval, and (ii) any approval, amendment or termination of change in control agreements/provisions related to the directors or officers of the Company. In the event the recommendation of the Committee is not approved by the Board, the recommended action must be returned to the Committee for further consideration. Any future Committee recommendation regarding such item must, again, be presented to the Board for its approval.

For the purpose of this Charter, a “non-qualified equity compensation plan” shall mean any plan that does not meet the requirements of Section 401(a) or 423 of the Internal Revenue Code, as amended or the definition of an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Security Act.

      7. Annual Report. The Committee shall produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

      8. Competitive Compensation Position. The Committee shall annually review market data to assess the Company’s competitive position for each component of executive compensation (especially base salary, annual incentives, long-term incentives, and supplemental executive benefit programs) by reviewing market data for appropriate peer companies.

      9. Cash Effect. The Committee shall monitor the cumulative cash effect on the Company caused by bonus and other cash-based incentive plans of the Company, especially in relation to the Company’s net income for the applicable year(s).

      10. Stock Ownership Policy. The Committee shall establish and monitor the stock ownership policy with regard to the officers and directors of the Company and monitor compliance with this policy.

      11. Executive Session. The Committee shall determine which officers of the Company or other visitors to invite to the Committee’s meetings. In the sole discretion of the Committee, the Committee may meet in executive session at any time.

      12. Report to the Board. Following each action by the Committee, the Committee shall make a report to the full Board at the next regularly scheduled meeting of the full Board.

      13. Charter Review. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance by distributing to its members a written self-assessment. The results of such self-assessment shall be presented to the Board of Directors at its next meeting.

      14. Delegation/ Written Consent. The Committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances; and the Committee may take action in the absence of a meeting by unanimous written consent of all members.

      15. Additional Activities. The Committee shall perform any other activities consistent with this Charter, the Company’s By-laws and applicable law, as the Committee deems appropriate to carry out its assigned duties or as requested by the Board.

      16. Equity Compensation Plans. If the Committee adopts or revises an equity compensation plan and such action is required by the rules of the New York Stock Exchange to be submitted to a vote of the Company’s stockholders, the Committee shall make a recommendation to the stockholders regarding such vote.

APPENDIX E

GOVERNANCE COMMITTEE CHARTER

Committee’s Purpose

The Nominating and Corporate Governance Committee (the “Governance Committee” or the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend a set of Corporate Governance Guidelines, oversee annual self-evaluations by the Board and self-evaluate itself annually, and report annually to the Board on the Chief Executive Officer (“CEO”) succession plan.

Committee Membership

The Committee members shall be appointed, and may be replaced, by the Board. The Committee shall consist of no fewer than three directors. All members of the Committee shall meet the independence standards as specified in the Company’s Corporate Governance Guidelines, which have been adopted by the Board with reference to the rules of the New York Stock Exchange and the Securities and Exchange Commission.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities. Any Committee member may request the Chairman of the Committee to call a meeting. The Chairman of Committee shall report on any Committee meeting held at the next regularly scheduled Board meeting following the Committee meeting.

Committee Goals and Responsibilities

1.	The Committee shall recommend to the Board director nominees for election at the stockholders’ annual meeting.

2.	Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director’s:

a)	Board and committee meeting attendance and performance;

b)	length of Board service;

c)	experience, skills and contributions that the existing director brings to the Board; and

d)	independence.

3.	In the event that a director vacancy arises, the Committee may seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the stockholders’ annual meeting. In order to identify such a nominee, the Committee shall solicit recommendations from the directors and senior management. These recommendations shall be considered by the Committee along with any recommendations that have been received from security holders in compliance with paragraph 13 below. The committee may in its discretion retain a search firm to provide additional candidates.

4.	A director nominee shall meet the director qualifications specified in the Company’s Corporate Governance Guidelines, including that the director nominee possess personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders. The Committee shall apply the same policies and procedures to evaluate candidates for director that are submitted by security holders as are used to evaluate candidates from other sources.

5.	The Committee shall have the sole discretion and authority to retain any search firm to assist in identifying director candidates, retain outside counsel and/or any other internal or external advisors and approve all related fees and retention terms.

6.	The Committee shall review the Board’s committee structure and recommend to the Board for its approval directors to be appointed as members on each Board committee. Prior to recommending the re-appointment of a director to a Board committee, the Committee shall review the existing director’s independence, if required, skills, Board committee meeting attendance, performance and contribution, and his or her fulfillment of committee responsibilities. If a vacancy on a Board committee occurs, the Committee shall recommend a director with relevant experience and skills, and who is independent, if required by the committee charter, to be appointed to fill the vacancy.

7.	The Committee shall recommend to the Board for its approval the Corporate Governance Guidelines. The Committee will review annually the Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

8.	The Committee shall develop and recommend to the Board for its approval an annual self-evaluation process for the full Board that will be conducted and overseen by the Committee. The Committee shall report to the full Board, following the end of each fiscal year, the results of the annual self-evaluation, including any comments from the self-evaluations. However, any comments from the self-evaluations regarding individual directors shall be reported to the Chairman and if necessary, to the relevant committee chairman.

9.	The Committee shall annually review its own performance by distributing to its members a written self-assessment.

10.	The Committee shall make an annual report to the Board on emergency as well as expected CEO succession planning. The full Board will work with the Committee to recommend and evaluate potential successors to the CEO. The CEO should make available his or her recommendations and evaluations of potential CEO successors, along with a review of any development plans recommended for such individuals.

11.	Any concerns regarding non-financial matters that are reported to the Anonymous Reporting Hotline that the Audit Committee refers to the Committee shall be reviewed and investigated by the Committee.

12.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

13.	The Committee shall treat recommendations for director that are received from the Company’s security holders equally with recommendations received from any other source; provided, however, that in order to be considered recommendations from security holders (1) must be received no later than 120 days before the one-year anniversary of the date on which the proxy statement related to the most recent annual meeting was first mailed to security holders (or such earlier date set forth in such proxy statement), and (2) must be mailed to the attention of the Chief Executive Officer at the corporate headquarters.

WELLMAN, INC.

2004 Annual Meeting
of Stockholders

May 18, 2004, 9:00 a.m.

Oyster Point Hotel

146 Bodman Place
Red Bank, NJ 07701

--------------------------------------------------------------------------------------------------------------------------------

Wellman, Inc.

Proxy Solicited on Behalf of the Board of Directors

of the Corporation for Annual Meeting May 18, 2004

     The undersigned hereby appoints THOMAS M. DUFF, KEITH R. PHILLIPS, and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 18, 2004 or at any adjournment thereof.

     The Board of Directors recommends that you instruct the Proxies to vote FOR proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS: ☐ FOR all nominees (Except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction:	To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

James B. Baker	Thomas M. Duff	Richard F. Heitmiller	Gerard J. Kerins

David J. McKittrick	James E. Rogers	Roger A. Vandenberg

2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF WELLMAN FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO RATIFY ADOPTION OF THE WELLMAN, INC. RESTRICTED STOCK PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued from other side)

WELLMAN, INC.

2004 Annual Meeting
of Stockholders

May 18, 2004, 9:00 a.m.

Oyster Point Hotel

146 Bodman Place
Red Bank, NJ 07701

--------------------------------------------------------------------------------------------------------------------------------

    You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Dated: , 2004

Signature(s)

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

WELLMAN, INC.

2004 Annual Meeting
of Stockholders

May 18, 2004, 9:00 a.m.

Oyster Point Hotel

146 Bodman Place
Red Bank, NJ 07701

--------------------------------------------------------------------------------------------------------------------------------

Wellman, Inc.

Proxy Solicited on Behalf of the Board of Directors

of the Corporation for Annual Meeting May 18, 2004

    The undersigned hereby appoints THOMAS M. DUFF, KEITH R. PHILLIPS, and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 18, 2004 or at any adjournment thereof.

    The Board of Directors recommends that you instruct the Proxies to vote FOR proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS: ☐ FOR all nominees (Except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction:	To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

David A. Barr	Oliver M. Goldstein

2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF WELLMAN FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO RATIFY ADOPTION OF THE WELLMAN, INC. RESTRICTED STOCK PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued from other side)

WELLMAN, INC.

2004 Annual Meeting
of Stockholders

May 18, 2004, 9:00 a.m.

Oyster Point Hotel

146 Bodman Place
Red Bank, NJ 07701

--------------------------------------------------------------------------------------------------------------------------------

    You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Dated: , 2004

Signature(s)

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.